                                                                    EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

December 9, 2002


Ladies and Gentlemen:

We were previously principal accountants for Great Lakes Energy Partners, LLC ("Great Lakes") and, under the date of September 17, 2002, we reported on the consolidated financial statements of Great Lakes Energy Partners, LLC ("Great Lakes") for the three months ended December 31, 1999, and for the years ended December 31, 2000 and 2001. Great Lakes is a significant subsidiary of Range Resources Corporation ("Range"). On November 18, 2002, we were notified that our appointment as principal accountant of Great Lakes was terminated. We have read Range's statements included under Item 4 of Range's Form 8-K/A Amendment No. 2 dated December 9, 2002, and we agree with such statements except that we are not in a position to agree or disagree with Range's statements that (1) the Great Lakes Audit Committee recommended the engagement of Ernst & Young LLP ("E&Y") as independent auditors, which was approved by the Great Lakes' Management Committee, (2) E&Y accepted its appointment as independent auditors of Great lakes, or (3) Great Lakes did not consult with E&Y regarding any of the matters or events described in Item 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K.



Very truly yours,


/s/ KPMG LLP
---------------
KPMG LLP